Exhibit 10.30

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Contract ID No. CW232350

Master Services Agreement

between

JPMorgan Chase Bank, National Association

and

CompoSecure, LLC

dated

January 4, 2008

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MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is entered into as of January 4, 2008 (“Agreement Effective Date”), by and between JPMorgan Chase Bank, National Association, with an office located at 270 Park Avenue, New York, New York 10017-2070 and CompoSecure, LLC, a having its place of business at 269 Sheffield Street, #3 Mountainside, NJ 07092.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the foregoing and as follows:

ARTICLE 1

AGREEMENT STRUCTURE

Section 1.1    Overview; Schedules.

(a)       This Agreement represents the terms and conditions pursuant to which CompoSecure, LLC and its Affiliates (severally and collectively, “Supplier”) shall provide Services (as defined in Section 5.1) to JPMorgan Chase Bank, National Association and its Affiliates (severally and collectively, “JPMC”), pursuant to schedules (“Schedules”) developed hereunder. Each of the Services and any related deliverables or tangible results of the Services may be referred to herein as a “Deliverable” and collectively, as the “Deliverables”.

(b)       Each Schedule will either be: (i) a separate document that is signed by both JPMC and Supplier that references this Agreement; or (ii) a JPMC purchase order that is accepted by Supplier and references either this Agreement or a Schedule. Each Schedule will be deemed to incorporate all of the terms of this Agreement.

(c)       If a term in a Schedule conflicts with a term in this Agreement, the provisions of this Agreement will prevail unless the Schedule specifically states that the term in the Schedule will prevail. If terms in this Agreement conflict, the term most closely describing the type of transaction giving rise to the issue will prevail. The terms of this Agreement will supersede any conflicting provision in any purchase order or order acknowledgement unless that purchase order or order acknowledgement is signed by both parties and the provision in the purchase order or order acknowledgement indicates with specificity which provision in this Agreement it takes precedence over.

Section 1.2    Each Schedule Is a Separate Agreement.

Each Schedule will be a separate agreement between Supplier and the JPMC entity that signs the Schedule. Only the JPMC entity that signs a Schedule will be liable for JPMC’s obligations under that Schedule. The benefits of any Schedule extend to the JPMC entity that signs the Schedule and, to the extent specified in the applicable Schedule or otherwise requested by JPMC, to other JPMC entities, customers, employees, suppliers, business partners and divested companies (each a “Recipient” and collectively, the “Recipients”). No obligation to purchase any Deliverable(s) is created under or pursuant to this Agreement except through the execution of a Schedule.

Section 1.3    Interpretation of Certain Terms.

The term “Affiliate” means an entity owned by, controlling, controlled by, or under common control with, directly or indirectly, a party. For this purpose, one entity “controls” another entity if it has the power to direct the management and policies of the other entity (for example, through the ownership of voting securities or other equity interest, representation on its board of directors or other governing body, or by contract). “Including” means including without limitation. The term “days” refers to calendar days. “Business Day” means Monday through Friday, excluding any official JPMC holidays. “Supplier Personnel” means, collectively and singularly, each employee, agent, representative, or other individual working for or on behalf of Supplier or any Supplier subcontractor.

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Section 1.4    Country-Specific Terms.

JPMC and the Supplier agree that outside of the United States, the Deliverables may be subject to mutually acceptable country unique terms and conditions, which may require amending or supplementing this Agreement as appropriate. To the extent possible, the JPMC entity located outside of the United States shall order Deliverables directly from the Supplier entity in the applicable country; the Supplier entity in the applicable country shall supply the Deliverables and invoice such JPMC entity in local currency and such JPMC entity shall pay the Supplier entity in the applicable country in local currency.

ARTICLE 2

TERM AND TERMINATION

Section 2.1    Term.

This Agreement is effective from the Agreement Effective Date until terminated in accordance with the terms of this Agreement (“Term”).

Section 2.2    Termination for Cause.

Either party may terminate this Agreement or any Schedule(s), in whole or in part, as of the date specified in a notice of termination if the other party materially breaches its obligations under this Agreement or any Schedule and does not cure that breach within thirty (30) days after receiving the non-breaching party’s notice.

Section 2.3    Termination for Convenience.

JPMC may terminate this Agreement or any Schedule(s) for convenience, in whole or in part, at any time and without liability by giving Supplier at least thirty (30) days prior written notice of the termination date.

Section 2.4    Termination for Financial Insecurity.

Either party may terminate this Agreement or any Schedule, in whole or in part, for cause as of the date specified in a termination notice if the other party: (a) files for bankruptcy; (b) becomes or is declared insolvent; (c) is the subject of any proceedings (not dismissed within thirty (30) days) related to its liquidation, insolvency or the appointment of a receiver or similar officer for that party; (d) makes an assignment for the benefit of all or substantially all of its creditors, (e) takes any corporate action for its winding-up, dissolution or administration; (f) enters into an agreement for the extension or other readjustment of substantially all of its obligations; or (g) recklessly or intentionally makes any material misstatement as to financial condition.

Section 2.5    Refunds; Post Termination Fees and Costs.

Upon termination, JPMC will receive a refund of all fees paid in advance for Deliverables not yet provided by Supplier. Supplier shall be paid fees and expenses that have accrued and which are due and owing with respect to the Deliverables up to the effective date of termination of this Agreement. In no event will Supplier’s costs include, and Supplier acknowledges that JPMC will not reimburse, unabsorbed overhead or anticipated profits.

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Section 2.6    Transition Services.

(a)       Upon a complete or partial termination for any reason or the earlier expiration of this Agreement or any Schedule(s), if requested by JPMC, Supplier will continue to provide the applicable Deliverables for the duration of the time period specified in the applicable Schedule (the “Transition Period”); provided, that if no duration is specified in a Schedule then the Transition Period shall be no less than one hundred and twenty calendar days (120) from the actual date of termination or expiration (as applicable).

(b)       During the Transition Period, Supplier will continue to make available to JPMC all Deliverables (in accordance with the terms and conditions of this Agreement and the applicable Schedules). Supplier’s performance of the Services described in the Schedules during the Transition Period will be performed at the rates set forth in the applicable Schedule(s).

(c)       During the Transition Period, Supplier will perform such other services as mutually agreed to by the parties as are necessary to enable JPMC to obtain from another service provider, or provide for itself, services to substitute for or replace the applicable Deliverables provided by Supplier under the applicable Schedule(s) (“Transition Services”). If this Agreement or an applicable Schedule(s) is terminated; (i) due to the occurrence of an uncured material breach by Supplier, the Transition Services will be provided to JPMC at no charge; or (ii) due to the occurrence of: (A) an uncured material breach by JPMC; (B) the expiration of this Agreement or a Schedule(s); or (C) a termination without cause by JPMC, the Transition Services described will be provided at Supplier’s then-current rates or such other rates as mutually agreed to by the parties for such services.

(d)       Supplier will cooperate in good faith with JPMC and any new service provider selected by JPMC in the performance of its obligations under this Section 2.6 and Supplier further agrees to work with JPMC and any new service provider in the development and carrying out of a transition plan as part of the Transition Services.

Section 2.7    Survival.

After this Agreement terminates, the terms of this Agreement will remain in effect with respect to any Schedule entered into before the termination. However, no Schedule may be entered into under this Agreement after it terminates. After a Schedule terminates or expires, the terms of that Schedule (including those of this Agreement) that expressly or by their nature contemplate performance after the Schedule terminates or expires will survive and continue in full force and effect. For avoidance of doubt, the provisions protecting data, privacy and Confidential Information, regarding data security, permitting audits, providing for rights of quiet enjoyment, granting perpetual licenses, requiring indemnification, and setting forth limitations of liability each, by their nature, contemplate performance or observance after this Agreement or a Schedule expires or terminates.

ARTICLE 3

COMMUNICATIONS

Section 3.1    Relationship Managers.

Each party will name one of its employees as the primary liaison with the other party for each Schedule (each, a “Relationship Manager”). The Relationship Managers will serve as the parties’ points of contact and, to the extent requested by JPMC, will communicate on a frequent (not less than calendar quarterly) basis to review Supplier’s performance hereunder and to address any related concerns and questions of JPMC.

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Section 3.2    Notices.

All notices must be in writing and will be deemed given only when sent by first class mail (return receipt requested), hand-delivered or sent by documented overnight delivery service to the party to whom the notice is directed, at its address indicated below or in the applicable Schedule. In addition, where this Agreement states that notice will be given “immediately” after an event occurs, the notifying party will also send an immediate e-mail message to the other party’s Relationship Manager. Notices to be given “promptly” will be given, in any event, within five (5) days. A party may change its address for notices by sending a change of address notice using this notice procedure. Supplier will send a copy of each notice required hereunder to JPMC to:

If to JPMC:

JPMorgan Chase Bank, N.A.

Contract Management, Mail Code OH1-0638

1111 Polaris Parkway, Suite 1N

Columbus, Ohio 43240-0638

Reference: Contract ID No. CW232250

Fax: (614) 213-9455

With a copy to:

JPMorgan Chase Bank, N.A.

Legal Department, Mail Code NYI-A425

One Chase Manhattan Plaza, 25th Floor

New York, NY 10081

Attention: Workflow Manager

Reference: Contract ID No. CW232250

Fax: (212) 383-0800

If to Supplier:

CompoSecure,LLC

269SheffieIdStreet,#3

Mountainside, NJ 07092

Attention: Michele Logan

Fax: 908.518.0569

Section 3.3    Notice of Change of Status.

Supplier will notify JPMC promptly of any actual or threatened occurrence of any event that materially affects, or that could reasonably be expected to materially affect, Supplier’s ability to perform fully its obligations to JPMC.

Section 3.4    Financial Information.

Upon JPMC’s request, Supplier will provide JPMC with adequate information to assess Supplier’s financial status and ability to perform its obligations to JPMC, including any relevant financial information or reports (for example, quarterly and annual audited financial statements). Supplier will promptly notify JPMC of any material changes in Supplier’s sources of capital, cash flow, management or product direction, ownership or financial stability.

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Section 3.5    Audits.

Upon JPMC’s request with reasonable notice, Supplier will permit technical, financial and operational audits of Supplier and its Affiliates, related to the subject matter of this Agreement, by the internal and external auditors and personnel of JPMC or its Affiliates or its or their regulators (collectively, “Auditors”). Audits by internal or external auditors and personnel of JPMC and its Affiliates will not occur more than twice in any calendar year. During each audit, Supplier will grant the Auditors reasonable access to Supplier’s books, records, third-party audit and examination reports, systems, facilities, controls, processes, procedures, service level measurement systems, and actual service levels related to Supplier’s performance of its obligations to JPMC. Supplier will, in a timely manner, fully cooperate with the Auditors and provide the Auditors all assistance as they may reasonably request in connection with the audit. The Auditors will seek to avoid disrupting Supplier’s operations during the audit. If the Auditors document either an overcharge of more than two percent of the fees for the audited period or a material breach of Supplier’s obligations, Supplier will (a) reimburse JPMC for its reasonable cost of performing the audit, (b) reimburse JPMC for any overcharge and (c) promptly correct any identified breach.

Section 3.6    Publicity.

Supplier will not: (a) use the name, trademark, logo or other identifying marks or proprietary indicia of JPMorgan Chase & Co., or any Affiliate thereof, in any sales, marketing, promotional or publicity activities or materials; or (b) issue any press release, interviews or other public statement regarding this Agreement or the parties’ relationship, without the prior written consent of both the JPMC Global Media Relations Department and an SVP within JPMC’s sourcing organization.

ARTICLE 4

COMPENSATION

Section 4.1    Invoices.

Except as otherwise specified in the applicable Schedule, within ten (10) days after the beginning of each month, Supplier will present JPMC with an invoice for the fees and expenses due and owing pursuant to each Schedule for the preceding month. Each invoice will be in a form acceptable to JPMC. Each invoice will provide enough detailed information, including identification of charges that are not subject to taxation, to allow JPMC to verify all fees and expenses and to satisfy JPMC’s internal accounting requirements, if any, as described in the applicable Schedule. The fees, costs, rates and charges for the Deliverables will be set forth in the attached Schedule(s).

Section 4.2    Payments.

All payments will be made in U.S. Dollars. Except as otherwise provided in the applicable Schedule, JPMC will pay all undisputed amounts on each invoice within forty-five (45) days after JPMC’s receipt of an accurate invoice. JPMC will have no obligation to pay any charges or expenses that Supplier fails to invoice to JPMC within one hundred twenty (120) days after the charges or expenses were incurred.

Section 4.3    [***].

Supplier will treat JPMC as Supplier’s most favored customer (“MFC”). “MFC” means a customer(s) of Supplier who receives [***] which are [***] those received by [***] of the Supplier. If Supplier offers more favorable pricing to [***] than are offered to JPMC under any Schedule, then Supplier will concurrently extend that [***] to JPMC, and this Agreement and/or any Schedule, at JPMC’s option, will be deemed amended to provide that [***] to JPMC. Any amounts charged to JPMC [***] offered by Supplier to [***] will promptly be refunded or credited to JPMC by Supplier at JPMC’s option.

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Section 4.4    Expenses.

When agreed to in the applicable Schedule, JPMC will reimburse Supplier for reasonable and actual (meaning without mark-up or administrative fee), pre-approved in writing travel and other out-of-pocket expenses incurred by Supplier’s Personnel in connection with this Agreement. All requested reimbursements will be properly documented by Supplier through customary receipts or other appropriate documentation and will be made in accordance with the then-current JPMC travel and expense policy.

Section 4.5    Credits.

Unless otherwise mutually agreed to by the parties, any credits due to JPMC will be applied on the next invoice for the applicable Schedule against amounts then due and owing. If any credit is due to JPMC after the termination or expiration of the applicable Schedule, Supplier will pay the amount of the credit to JPMC within thirty (30) days after the credit accrues. All credits will be credited or paid in U.S. Dollars only.

Section 4.6    Right to Set Off.

JPMC will have the right to set off amounts owed by Supplier or any of Supplier’s Affiliates to JPMC under this Agreement against amounts payable by JPMC under this Agreement.

Section 4.7     Invoice Disputes.

In the event of a good faith dispute with regard to an item appearing on an invoice, JPMC may withhold the disputed amount while the parties attempt to resolve the dispute in accordance with Article 13. JPMC’s withholding of that payment will not constitute a breach of this Agreement or be grounds for Supplier to suspend its obligations under this Agreement.

Section 4.8     Taxes.

(a)       Supplier shall be responsible for any sales, service, value-added, use, excise, consumption and any other taxes and duties on the goods or services it purchases or consumes or uses in providing the Deliverables, including taxes imposed on Supplier’s acquisition or use of such goods or services.

(b)       Unless JPMC provides Supplier with a valid and applicable exemption certificate within a commercially reasonable time,, JPMC will reimburse the Supplier for sales, use, excise, services, consumption and other taxes or duties (excluding value-added taxes and analogous taxes which are addressed in Sections 4.8(c) and (d) below) that the Supplier is permitted or required to collect from the JPMC and which are assessed on the purchase, license and/or supply of Deliverables and for which Supplier invoices JPMC before the expiration of the later of the applicable JPMC’s or Supplier’s statutory period for assessment of deficiencies. JPMC will not be responsible for any penalties related to the tax obligations of Supplier unless: (i) such penalties accrue solely based on the actions or inactions of JPMC, and (ii) JPMC received reasonable prior written notice from the Supplier that the actions or inactions for such penalties. Supplier will be responsible for remitting applicable taxes. If JPMC should pay any tax to Supplier and if it is later held that that tax was not due, Supplier will refund the amount paid to JPMC, together with all related interest paid by the taxing authority.

(c)       Except as otherwise provided in this Section 4.8, JPMC will be responsible for self-assessing any value-added taxes due on the provision of the Services to JPMC by Supplier, its agents, representatives or subcontractor, or the charges for such Services (including the reimbursement of expenses if any). If a value-added tax is later assessed against Supplier on the provision of the Services, however levied or assessed unless the assessment of value-added tax is due to a change in applicable Law, Supplier will be responsible for such value-added tax. If the assessment is due to a change in applicable Law, both parties will negotiate in good faith and agree on a commercial resolution to this issue to their mutual satisfaction. Failing an agreement between the parties on such adjustment, JPMC reserves the right to terminate the affected Schedule without penalty.

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(d)       When Services are specifically identified in a Schedule as being liable to value-added taxes, Supplier will be responsible for levying such taxes on the provision of the Services and JPMC will be responsible for paying said taxes in addition to the consideration payable.

(i) When a Schedule involves the delivery of Goods to a JPMC location in a country which imposes a value-added tax or analogous tax, unless JPMC specifically accepts in the Schedule responsibility for self-assessing such tax on the supply of the Goods, Supplier will be responsible for levying such taxes on the provision of the Goods and JPMC will be responsible for paying said taxes in addition to the consideration payable.

(ii) If JPMC should pay to Supplier an amount by way of value-added tax (or analogous tax) and if it is later held that that such tax was not due, Supplier will refund the amount paid to JPMC, together with all related interest paid by the applicable taxing authority.

(e)       JPMC and Supplier (for itself and its agents, representatives and subcontractors) shall each bear sole responsibility for all taxes, assessments and other real property related levies on its owned or leased real property, personal property (including software), franchise and privilege taxes on its business, and taxes based on its net income or gross receipts, A party’s personnel shall not be considered employees of the other party by reason of their provision or acceptance of Deliverables under this Agreement and each party shall bear sole responsibility for all payroll and employment taxes relating to their own personnel.

(f)       Any additional sales/use taxes assessed on Supplier’s provision of Goods and/or Services resulting from Supplier’s change in location originally contemplated pursuant to the Schedule on which results from the relocation or redirection of the delivery of such Goods and/or Services, either of which is made for Supplier’s convenience, will be paid by Supplier.

(g)       JPMC may deduct withholding taxes, if any, from payments to Supplier where required under applicable Law. JPMC shall, at Supplier’s written request, provide Supplier with appropriate receipts for any taxes so withheld to the extent that JPMC has received such receipts from the applicable taxing authority.

(h)       JPMC and Supplier shall cooperate to segregate the charges and fees payable hereunder into taxable and nontaxable categories to minimize to the extent legally permissible, sales, use, value-added and excise taxes. Where taxable and nontaxable items must be separated on the Supplier’s invoice, as required by applicable Law, to support the taxable and nontaxable classification, Supplier shall so separately state the portion of the Goods and Services and associated charges and fees which are (i) subject to sales, use, value-added or excise taxes, and (ii) not subject to any sales, use, value-added or excise taxes. Supplier’s invoice will state the total amount of sales, use, value-added or excise taxes applicable to the transaction that Supplier is collecting from JPMC for taxable items.

(i)       If applicable, for all Deliverables delivered, installed and/or performed, as the case may be, at certain JPMC locations described in the letter from the New York City Industrial Development Agency (“IDA”), a current copy of which Supplier hereby acknowledges receipt, JPMC shall be deemed to have ordered such Deliverables in its own name as agent for the IDA for the purposes of qualifying for exemption from New York State and New York City sales and use taxes.

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(j)       JPMC and Supplier shall reasonably cooperate to more accurately determine each party’s tax liability and to minimize such liability to the extent legally permissible. JPMC and Supplier shall provide and make available to the other party any certificates or information reasonably requested by such other party. If either party is assessed a deficiency for taxes, which are the responsibility of the other party pursuant to this Agreement, the assessed party will make a reasonable effort to notify the responsible party of such assessment. Each party also will have the right to challenge the imposition of taxes for which it is financially responsible under this Agreement or if necessary, to request the other party to challenge the imposition of such taxes. If either party requests the other party to challenge the imposition of any tax, such request will not be unreasonably denied, providing that the requesting party will be responsible for all fines, penalties, interest, additions to taxes or similar liabilities imposed in connection therewith plus any legal fees and other expenses related to such challenge. Each party will be entitled to any tax refunds or rebates granted, including any interest paid thereon, to the extent such refunds or rebates are of taxes that were paid by it.

(k)       For the purposes of value-added tax and analogous taxes, the term “Goods” shall mean tangible movable property provided by Supplier to JPMC, legal title to which passes from Supplier to JPMC, and the term “Services” includes goods provided by Supplier to JPMC without title passing to JPMC.

Section 4.9     Records.

Supplier will keep and maintain complete and accurate accounting, transaction and other applicable records in accordance with United States generally accepted accounting principles consistently applied, to support and document all amounts payable to Supplier under any Schedule. In addition, if Supplier is designated as official record keeper for regulatory or other purposes in the applicable Schedule, Supplier will comply with the applicable JPMC record retention policy as directed by JPMC.

ARTICLE 5

SERVICES; SUPPLIER PERSONNEL

Section 5.1     Performance of Services.

Supplier will provide the services described in each Schedule (the “Services”) in accordance with the terms and conditions of this Agreement and that Schedule. If a Schedule describes the Services in a general or summary manner, the Services will include not only the services expressly described but also those services that are an inherent, necessary or customary part of those services expressly described.

Section 5.2     Materials, Facilities and Assistance for Performance of Services.

Except as provided in the applicable Schedule: (a) Supplier will provide all necessary equipment and related materials, including specialized equipment and the like, to perform the Services; and (b) JPMC will not be required to provide any work space, equipment, materials, training, supervision or other assistance in connection with the Services.

Section 5.3     JPMC Requirements of Supplier Personnel.

(a)       As a participant in a highly regulated industry, JPMC has certain requirements (as may be amended from time to time by JPMC, the “JPMC Requirements”) that will apply to Designated Supplier Personnel. “Designated Supplier Personnel” are: (i) Supplier Personnel that are assigned to provide Services on-site at a JPMC location and that will receive a JPMC identification access badge; or (ii) Supplier Personnel that JPMC identifies as having access to sensitive data or networks or systems (including computer systems) of JPMC whether or not such Supplier Personnel are working on-site at a JPMC location or off-site. Supplier shall comply with all JPMC Requirements (where permitted by applicable Law) and agrees that all assignments of Designated Supplier Personnel made pursuant to this Agreement or any applicable Schedule shall be made in accordance with the JPMC Requirements.

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(b)       Any Designated Supplier Personnel who do not successfully meet or comply with any of the then-current JPMC Requirements shall not be assigned, or if applicable, shall not continue in an assignment, to provide Services to JPMC and Supplier shall promptly replace such Supplier Personnel at no additional charge to JPMC; provided, however, such failure to meet or comply with any of the applicable JPMC Requirements shall not affect such individual’s eligibility for employment with Supplier or any Supplier subcontractor, as the case may be.

(c)       The JPMC Requirements require that on or before the first day of the assignment, all Designated Supplier Personnel:

(i)       Accurately complete, sign and submit to Supplier a JPMC Pre-Assignment Statement (a current copy of which is attached hereto as JPMC Pre-Assignment Exhibit). Supplier shall retain original signed copies of each executed JPMC Pre-Assignment Statement and, upon JPMC’s request, Supplier shall promptly deliver to JPMC original signed copies of each such document. If any Designated Supplier Personnel answers questions three or four in the Pre-Assignment Statement in the affirmative, Supplier shall report this fact to JPMC prior to such Designated Supplier Personnel’s first day of assignment for review and consideration by JPMC with the understanding that JPMC may require Supplier to assign different Supplier Personnel based on this information. The answers of all Designated Supplier Personnel to questions five and six of the Pre-Assignment Statement shall be reported to JPMC prior to such Designated Supplier Personnel’s first day of assignment for use in conjunction with JPMC-administered background checks. JPMC may require Supplier to assign different Supplier Personnel based on this information;

(ii)       Submit to fingerprinting (at a location designated by JPMC) in accordance with the then-current JPMC Fingerprinting Policy (a current copy of which is attached hereto as the JPMC Fingerprinting Policy Exhibit); provided, that if any fingerprints are not readable then the relevant Designated Supplier Personnel shall submit to an alternative form of background check as required by JPMC, all at JPMC’s sole cost and expense;

(iii)       Submit to such other background checks as JPMC may require;

(iv)       Submit to and successfully pass a drug test (administered by Supplier or a third party hired by Supplier, in each case at Supplier’s sole cost and expense) that complies with the then-current JPMC Drug Testing Policy (a current copy of which is attached hereto as the JPMC Drug Testing Policy Exhibit); and

(v)       Agree to have his/her photograph taken.

Section 5.4     Replacement of Supplier Personnel.

JPMC shall have the right to reject, remove or have replaced any Supplier Personnel member assigned to JPMC for any reason in JPMC’s sole and absolute discretion. If JPMC rejects, removes and/or requests replacement of any Supplier Personnel member, Supplier shall, at Supplier’s sole cost and expense, promptly remove and replace that individual with Supplier Personnel of suitable ability and qualifications.

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Section 5.5     Right of Supplier Personnel to Work in the United States.

With respect to Services being performed in the United States, Supplier will assign only Supplier Personnel who are either citizens of the United States or legally eligible to work in the United States. Supplier represents and warrants that it has compiled and will continue to comply with all applicable immigration Laws.

Section 5.6     Compliance with Security Procedures in Performance of Services.

Supplier will ensure that the Supplier Personnel, while assigned to provide Services or otherwise visiting or accessing JPMC’s facilities will: (a) comply with JPMC’s then-current health, safety and security procedures and other rules and regulations applicable to JPMC personnel at those facilities; (b) comply with all reasonable requests of JPMC personnel, as applicable, pertaining to personal and professional conduct; (c) comply with relevant portions of JPMC’s Supplier Code of Conduct; and (d) otherwise conduct themselves in a professional and businesslike manner. If JPMC so requests, based on a reasonable belief that Supplier has breached this obligation, Supplier will immediately remove any Supplier Personnel from performing Services to JPMC.

ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS

Section 6.1     Definition of Works.

The term “Works” means any of the following in any form or media: (a) formulae, algorithms, processes, procedures and methods; (b) designs, ideas, concepts, research, discoveries, inventions (whether or not patentable or reduced to practice) and invention disclosures; (c) know-how, trade secrets and proprietary information and methodologies; (d) technology; (e) computer software (in both object and source code form); (f) databases; (g) expressions, works and factual and other compilations; (h) protocols and specifications; (i) visual, audio and audiovisual works (including art, illustrations, graphics, images, music, sound effects, recordings, lyrics, narration, text, animation, characters, designs and all other audio, visual, audiovisual and textual content); (j) records of each of the foregoing, including documentation, design documents and analyses, studies, programming tools, plans, models, flow charts, reports, letters, memoranda and drawings; and (k) any other tangible results of the Services.

Section 6.2     Ownership of Outside Materials.

Supplier and its licensors will retain ownership of all Works developed or acquired by Supplier prior to the Effective Date or independently from the performance of the Services, together with all related Intellectual Property Rights (“Outside Materials”).

Section 6.3     Ownership of Developed Works.

JPMC will own exclusively all Works (excluding Outside Materials) developed, in whole or in part, by or on behalf of Supplier for JPMC pursuant to a Schedule together with all related Intellectual Property Rights throughout the world (“Developed Works”). Supplier will and hereby does, without further consideration, assign to JPMC any and all right, title or interest that Supplier may now or hereafter possess in or to the Developed Works. To the fullest extent permissible by applicable law, all copyrightable aspects of the Developed Works will be considered “works made for hire” (as that term is used in Section 101 of the U.S. Copyright Act, as amended).

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Section 6.4     Incomplete Developed Works.

Partial or incomplete versions of Developed Works will be deemed Developed Works. Upon JPMC’s request or upon termination of any Schedule, Supplier will provide to JPMC immediately the then-current version of any Developed Works in the possession of Supplier or any Supplier Personnel.

Section 6.5     Further Assurances to Perfect Ownership.

Supplier will execute and deliver all documents and provide all testimony reasonably requested by JPMC to register and enforce Intellectual Property Rights in the Developed Works solely in the name of JPMC. Supplier irrevocably designates and appoints JPMC as its agent and attorney-in-fact to act for and on its behalf to execute, register and file any applications, and to do all other lawfully permitted acts, to further the registration, prosecution, issuance and enforcements of the Intellectual Property Rights in the Developed Works with the same legal force and effect as if executed, registered and filed by Supplier.

Section 6.6     Outside Materials.

(a)       License of Outside Materials.

Supplier hereby grants to JPMC, its Affiliates (and its and their respective successors and assigns) (each, a “Licensed Person”) a perpetual, irrevocable, fully-paid up, royalty-free, non-exclusive right and license to all Intellectual Property Rights in all Outside Materials that Supplier embeds in or otherwise provides with any Developed Works to the extent required to fully and completely use and enjoy the Services and the Developed Works. The parties acknowledge and agree that the foregoing right and license includes the right for each Licensed Person to: (i) use, copy, modify, develop derivative works, sublicense, distribute, display and perform the Outside Materials, (ii) designate third parties to exercise those rights and licenses on behalf of any Licensed Persons, and (iii) sublicense, transfer or assign its right and license in connection with any assignment of the copyright in the associated Developed Works.

(b)       Consent Required for Use of Third Party Works.

Supplier will not provide to any Licensed Person: (i) any Works other than those for which Supplier has the right to grant the rights and licenses contained in Section 6.6(a), or (ii) any Developed Works that would require any Licensed Person to use any Intellectual Property Rights other than those licensed in Section 6.6(a) without the prior written consent of JPMC.

Section 6.7     Survival.

The provisions of this Article 6 will survive any expiration or termination of this Agreement or any Schedule.

ARTICLE 7

CONFIDENTIALITY

Section 7.1     Confidential Information.

Each party has made and will continue to make available to the other party information that is not generally known to the public and at the time of disclosure is identified as, or would reasonably be understood by the receiving party to be, proprietary or confidential (“Confidential Information”). Confidential Information may be disclosed in oral, written, visual, electronic or other form. JPMC’s Confidential Information includes JPMC’s: (a) business plans, strategies, forecasts, projects and analyses; (b) financial information and fee structures; (c) business processes, methods and models; (d) director, officer, employee, customer and supplier information (whether past, current or prospective); (e) hardware and system designs, architectures, structure and protocols; (f) product and service specifications; and (g) manufacturing, purchasing, logistics, sales and marketing information, as well as the terms of this Agreement.

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Section 7.2     Obligations.

The receiving party will use the same care and discretion to avoid disclosure, publication or dissemination of any Confidential Information received from the disclosing party as the receiving party uses with its own similar information that it does not wish to disclose, publish or disseminate (but in no event less than a reasonable degree of care). Supplier will, and will ensure that Supplier Personnel, use JPMC Confidential Information only to perform its obligations under this Agreement. JPMC may disclose Supplier’s Confidential Information to any Affiliates, contractors, consultants, Auditors and other third parties that have a need to know and are obligated to maintain the confidentiality of Supplier’s Confidential Information upon terms similar to those contained in this Agreement. The receiving party will be liable for any unauthorized disclosure or use of Confidential Information by any of its personnel, agents, subcontractors or advisors. The receiving party will promptly report to the disclosing party any breaches in security that may materially affect the disclosing party and will specify the corrective action to be taken. Supplier will not commingle the Confidential Information of JPMC with the confidential information of any other person or entity.

Section 7.3     Exceptions to Confidential Treatment.

(a)       Exclusions.

The obligations set forth in Section 7.2 do not apply to any Confidential Information that the receiving party can demonstrate: (i) the receiving party possessed prior to disclosure by the disclosing party, without an obligation of confidentiality; (ii) is or becomes publicly available without breach of this Agreement by the receiving party, other than nonpublic customer or employee information; (iii) is or was independently developed by the receiving party without the use of any Confidential Information of the disclosing party other than in connection with Supplier’s services; or (iv) is or was received by the receiving party from a third party that does not have an obligation of confidentiality to the disclosing party or its Affiliates.

(b)       Legally Required Disclosure.

If the receiving party is legally required to disclose any Confidential Information of the disclosing party in connection with any legal or regulatory proceeding, the receiving party will endeavor to notify the disclosing party within a reasonable time prior to disclosure and to allow the disclosing party reasonable opportunity to seek appropriate protective measures or other remedies prior to disclosure and/or waive compliance with the terms of this Agreement. If these protective measures or other remedies are not obtained, or the disclosing patty waives compliance with the terms of this Agreement, the receiving party may disclose only that portion of that Confidential Information that it is, according to the opinion of counsel, legally required to disclose and will exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded to that Confidential Information. However, nothing contained in this Agreement will restrict JPMC’s ability to disclose Supplier’s Confidential Information to regulatory or governmental bodies asserting jurisdiction over JPMC or its Affiliates.

Section 7.4     Return or Destruction.

Supplier will return or destroy any of JPMC’s Confidential Information within thirty (30) days after the earlier of: (a) JPMC’s request, or (b) the date Supplier no longer requires that Confidential Information to perform its obligations to JPMC. If JPMC so requests, Supplier will provide JPMC with a certificate, signed by an officer of Supplier, certifying that all of that Confidential Information has been returned or destroyed.

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Section 7.5     Survival.

The provisions of this Article 7 will survive any expiration or termination of this Agreement or any Schedule.

ARTICLE 8

PRIVACY TERMS

If Supplier receives, has access to or processes nonpublic personal information protected by the Privacy Regulations (“NPI”) from JPMC, Supplier will be subject to applicable Laws restricting collection, use, disclosure, processing and free movement of personal data (collectively, the “Privacy Regulations”). The Privacy Regulations include the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data. JPMC may provide guidelines to help Supplier comply with the Privacy Regulations, but Supplier using its own legal advisors will remain fully responsible for interpreting and complying with the Privacy Regulations with respect to Supplier’s business.

ARTICLE 9

DATA HANDLER

Section 9.1     Definition of JPMC Data.

“JPMC Data” means all data and information about JPMC’s: (a) businesses, operations, facilities, products, markets, assets or finances; or (b) current, former or prospective customers, directors, officers, employees or any of their respective relatives (including any NPI) (“JPMC Personal Information”) that, in the case of both (a) and (b), Supplier obtains, creates, generates, collects or processes in connection with providing the Services, and all Intellectual Properly Rights in that data and information.

Section 9.2     Ownership of JPMC Data.

As between JPMC and Supplier, JPMC will own all of the JPMC Data. If Supplier obtains any rights in any JPMC Data, Supplier will assign those rights to JPMC. Supplier will waive, and will not assert, any liens or other encumbrances it obtains on any JPMC Data. Supplier will not withhold any JPMC Data as a means of resolving a dispute.

Section 9.3     Grant of License to Use JPMC Data; Obligation to Notify JPMC.

JPMC hereby grants Supplier a license to use the JPMC Data solely to perform Supplier’s obligations to JPMC during any term under a Schedule . JPMC reserves all other rights in the JPMC Data. Supplier will immediately notify JPMC of any actual or reasonably suspected unauthorized access to or theft or other loss of any JPMC Data under Supplier’s control. Supplier will cooperate fully with JPMC to investigate any such unauthorized access.

Section 9.4     JPMC Data Storage.

(a)       The requirements of this Section 9.4 apply during any term under a Schedule and so long as Supplier or any subcontractor holds, stores, controls or otherwise handles any JPMC Data.

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(b)       Unless otherwise set forth in the applicable Schedule or otherwise expressly agreed in writing by Supplier and JPMC, Supplier shall maintain backups and/or storage of JPMC Data on media physically separate from other media used to backup and/or store backup data of other Supplier clients.

(c)       Prior to commencement of delivery of the Services under a Schedule involving Supplier’s storage of any JPMC Data, Supplier shall provide to JPMC a report (the “Data Locations Report”), containing such information relating to storage of JPMC Data as JPMC reasonably requires, including: (i) the locations at which storage of JPMC Data, including backups, will occur, (ii) the nature and business purpose of that JPMC Data including the nature and business purpose of the backup and/or storage of that JPMC Data, (iii) whether it will be stored in paper or electronic form, and (iv) confirmation of the JPMC-specified retention period in years as implemented by Supplier (together with a statement of the processes and procedures in place to ensure that retention will continue through such period and that destruction will occur promptly after the expiration of such period. Supplier shall accurately and completely collect and maintain this information on an ongoing basis. Supplier will provide the Data Locations Report to JPMC in writing on or before each anniversary of the delivery of initial Data Locations Report, advising JPMC of any changes that have occurred with respect to the initial Data Locations Report or the preceding annual Data Locations Report. Further, within 30 days prior to termination of the applicable Schedule, or on a later date otherwise reasonably specified by JPMC, Supplier will provide to JPMC a then-current Data Locations Report.

(d)       If Supplier uses any third party for purposes of backup or storage of JPMC Data, Supplier acknowledges that Section 14.14 (Subcontractors) applies, including the requirement that Supplier obtain JPMC’s written approval prior to using the subcontractor. In addition, with respect to each subcontractor that backs up or stores JPMC Data, including where such JPMC Data had previously been backed up by Supplier and/or stored by Supplier on Supplier premises, Supplier shall include in the Data Locations Report an affirmation that the subcontractor has complied with all obligations of Article 9, including the separate media and reporting requirements of this Section 9.4.

(e)       In addition to JPMC’s other audit rights under this Agreement, Auditors may conduct on-site reviews of the information contained or required to be contained in the Data Locations Report, at all applicable Supplier and subcontractor sites and otherwise audit Supplier’s operations for compliance with the requirements of this Section 9.4. Auditors, other than regulators, will provide reasonable notice of such reviews.

Section 9.5     Access by JPMC to JPMC Data.

Supplier will promptly retrieve and deliver to JPMC a copy of all JPMC Data (or those portions specified by JPMC) in the format and on the media reasonably specified by JPMC: (a) at any time upon JPMC’s request, (b) at the end of the applicable term of any Schedule or (c) with respect to particular JPMC Data, at the time when that data is no longer required by Supplier to perform the Services. Thereafter, if requested by JPMC, Supplier will destroy or securely erase all copies of JPMC Data in Supplier’s possession or under Supplier’s control. Supplier will keep and maintain JPMC Data in accordance with the applicable JPMC record retention policy, if any, as directed by JPMC from time to time. Supplier will destroy or securely erase, and provide JPMC with a certificate, signed by an officer of Supplier, certifying that Supplier has destroyed or erased, all copies of JPMC Data in Supplier’s possession or under Supplier’s control.

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Section 9.8     Protection of JPMC Data in the Event of Data Handler Bankruptcy.

If Supplier undergoes any of the events described in Section 2.4, JPMC will have the immediate right to take possession of and retain for safekeeping all JPMC Data then in Supplier’s possession or under Supplier’s control. JPMC may retain the JPMC Data until the trustee or receiver in bankruptcy or other appropriate court officer provides JPMC with adequate assurances and evidence that the JPMC Data will be protected from sale, release, inspection, publication or inclusion in any publicly accessible record, document, material or filing. Supplier and JPMC agree that this Section 9.8 is a material term of this Agreement, and without it, JPMC would not have entered into this Agreement or permitted any access to or use of JPMC Data.

Section 9.9     Regeneration of JPMC Data by Data Handler.

Supplier will promptly replace or regenerate from Supplier’s machine-readable media any data, programs or information handled or stored by Supplier that Supplier has lost or damaged or obtain a new copy of the lost or damaged data, programs or information. Alternatively, JPMC may replace or regenerate any data, programs or information that Supplier has lost or damaged or obtain a new copy of the lost or damaged data, programs or information, in which case, Supplier will promptly reimburse JPMC for all reasonable costs associated with its regeneration or replacement efforts.

Section 9.10     Return or Destruction of JPMC Data.

In addition to the return obligations under Section 7.4 with respect to JPMC Data, within 30 days prior to termination of the applicable Schedule, or on a date otherwise reasonably specified by JPMC, Supplier shall: (a) meet with JPMC representatives to prepare and implement a plan for the return of all JPMC Data; and (b) return to JPMC all JPMC Data previously reasonably identified by JPMC as returnable. To the extent that JPMC Data cannot be returned due to technical or other reasons reasonably acceptable to JPMC, Supplier shall either: (i) securely delete JPMC Data which is electronic from all media as soon as possible, and certify to JPMC in writing that this has been accomplished; or (ii) to the extent that JPMC Data cannot be so deleted due to technical or other reasons reasonably acceptable to JPMC, promptly provide a written description of measures to be taken that will ensure, for as long as any JPMC Data remains under Supplier’s or its subcontractors’ control, the continued protection of such JPMC Data, in compliance with the requirements of this Article 9 and Article 7.

Section 9.11     Survival of Data Handler Terms.

The terms set forth in this Article 9 will survive any expiration or termination of this Agreement or any Schedule.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

Section 10.1     Authority.

Each party represents ands warrants that it has: (a) all requisite legal and corporate power to execute and deliver this Agreement and each Schedule; (b) taken all corporate action necessary for the authorization, execution and delivery of this Agreement and each Schedule; (c) no agreement or understanding with any third party that interferes with or will interfere with its performance of its obligations under this Agreement and each Schedule; (d) obtained and will maintain all rights, approvals and consents necessary to perform its obligations and grant all rights and licenses under this Agreement and each Schedule; and (e) taken all action required to make this Agreement and each Schedule a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

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Section 10.2     No Inducements.

Supplier represents and warrants that it has not provided, and will not provide, to any JPMC employee or contractor any gift, gratuity, service or other inducement or favor to influence or reward that employee or contractor in connection with this Agreement or any Schedule. By way of example, other than those of de minimis value, meals, tickets and gifts are considered inappropriate under this Section 10.2.

Section 10.3     Compliance with Laws.

Supplier represents, warrants and covenants that it will perform all of its obligations to JPMC in compliance at all times with all foreign (including European Union and similar associations) and United States Federal, state and local laws, rules, statutes, enactments, orders and regulations, including those of any governmental agency, and all interpretations of and changes, supplements or replacements to, any of the foregoing (collectively, “Laws”) that are applicable to Supplier in performing its obligations to JPMC.

Section 10.4     Non-Infringement.

Supplier represents and warrants that the Deliverables provided by Supplier under each Schedule and JPMC’s use of those Deliverables do not and will not infringe, violate or misappropriate any patent, copyright, trade secret, trademark or other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) of any third party.

Section 10.5     Adequate Documentation.

Supplier represents and warrants that any documentation related to the Deliverables (“Documentation”) will describe fully and accurately the features and functions of the version(s) of the Deliverables then in use by JPMC well enough to allow a reasonably skilled user to effectively use all of its features and functions without assistance from Supplier.

Section 10.6     Services Warranty.

Supplier represents and warrants that it or its Supplier Personnel will perform the Services: (a) in a good, timely, efficient, professional and workmanlike manner; (b) with at least the degree of accuracy, quality, efficiency, completeness, timeliness and responsiveness as are equal to or higher than the accepted industry standards applicable to the performance of the same or similar services and (c) using Supplier Personnel who are fully familiar with the technology, processes, procedures and equipment (as applicable) to be used to deliver the Services. Without limiting any other right or remedy available to JPMC hereunder, under a Schedule or at law or in equity, if Supplier breaches this warranty, Supplier will promptly correct or cause the correction of the deficiencies giving rise to the breach without charge. If any breach prevents or substantially interferes with JPMC’s ability to conduct its business, Supplier will use diligent efforts to correct the deficiency within twenty-four (24) hours after Supplier learns of the deficiency (or such other correction period as may be set forth in the applicable Schedule).

Section 10.7     Pass Through of Third Party Warranties.

In addition to its other representations and warranties given in the Agreement, Supplier will provide to JPMC the full benefit of all covenants, warranties, representations and indemnities granted to Supplier by third parties in connection with any Deliverables.

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Section 10.8     Disabling Code.

Supplier represents and warrants that the Deliverables will not contain any virus, Trojan horse, self-replicating or other computer instructions that may, without JPMC’s consent: (a) alter, destroy, inhibit or discontinue JPMC’s effective use of the Deliverables or any JPMC resource; (b) erase, destroy, corrupt or modify any data, programs, materials or information used by JPMC; (c) store any data, programs, materials or information on JPMC’s computers; or (d) bypass any internal or external security measure to obtain access to JPMC’s resources.

Section 10.9    Disclaimer.

EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY SCHEDULE, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11

INDEMNITY; LIMITATION OF LIABILITY

Section 11.1    Indemnification.

(a)           Supplier will indemnify, defend (with counsel satisfactory to JPMC) and hold harmless JPMC and all of its direct and indirect officers, directors, employees, agents, successors and assigns (each, a “JPMC Indemnified Person”) from any and all losses, liabilities, damages (including taxes), costs and expenses, including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties (collectively, “Losses”), and threatened Losses due to, arising from or relating to third party claims, demands, actions or threat of action (whether in law, equity or in an alternative proceeding and whether groundless or otherwise) arising from or relating to: (i) Supplier’s actual or alleged breach of any warranty set forth in this Agreement or any Schedule(s);(ii) any actual or alleged infringement, violation or misappropriation of the Intellectual Property Rights of any third person by Supplier or Supplier Personnel or any of the Deliverables, or the use thereof; (in) the negligent, willful or reckless acts or omissions of or by Supplier or any Supplier Personnel; or (iv) death, personal injury, bodily injury or property damage caused by the Deliverables, Supplier or any Supplier Personnel (“JPMC Indemnified Claim”).

(b)           JPMC will indemnify, defend and hold harmless Supplier, its Affiliates and each of their direct and indirect officers, directors, employees, agents, successors and assigns (“Supplier Indemnified Person”) from any and all Losses due to, arising from or relating to third party claims, demands, actions or threat of action (whether in law, equity or in an alternative proceeding and whether groundless or otherwise) arising from or relating to death, personal injury, bodily injury or property damage to the extent caused by JPMC (“Supplier Indemnified Claim”). A JPMC Indemnified Claim and a Supplier Indemnified Claim may be referred to herein as an “Indemnified Claim”.

(c)           If Supplier fails to defend a JPMC Indemnified Person or JPMC fails to defend a Supplier Indemnified Person as provided in this Section after reasonable notice of an Indemnified Claim, the party failing to defend the other will be bound: (i) to indemnify and reimburse the JPMC Indemnified Person or Supplier Indemnified Person, as applicable, for any Losses incurred by such Indemnified Person, in its sole discretion, to defend, settle or compromise the Indemnified Claim; and (ii) by the determination of facts common to an action and subsequent action to enforce the JPMC Indemnified Person’s or the Supplier Indemnified Person’s, as applicable, reimbursement rights. No settlement or compromise that imposes any liability or obligation on any Indemnified Person will be made without the Indemnified Person’s prior written consent (not to be unreasonably withheld).

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Section 11.2    Limitation of Liability.

(a)           NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THEORY OF RECOVERY, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES.

(b)           The limitations and exculpations of liability set forth above in Section 11.2(a) shall not apply to: (i) a party’s defense and indemnification obligations under Section 11.1 of this Agreement; (ii) a party’s breach of its obligations with respect to Confidential Information or JPMC Data or a breach of the privacy provisions under this Agreement (iii) Supplier’s breach of its obligations under Article 8 or Article 9 of this Agreement; or (iv) fraud, or a party’s gross negligence or willful misconduct.

ARTICLE 12

EQUAL EMPLOYMENT OPPORTUNITY;

DIVERSE SUPPLIERS

Section 12.1    Equal Employment Opportunity; Employment Laws.

If Supplier is a U.S. legal entity, then Supplier will not, and will ensure that Supplier Personnel do not, discriminate against any of its employees or applicants for employment because of age, race, color, religion, sex, national origin, ancestry, disability, handicap or veteran status or any other basis prohibited by applicable Laws. Supplier further agrees, unless exempt, to comply with the affirmative action clauses set forth in Executive Order 11246, as amended, in the regulations of the Department of Labor implementing the Vietnam-Era Veterans Readjustment Act of 1974, and in the Rehabilitation Act of 1973, as amended, which together with the implementing rules and regulations prescribed by the Secretary of Labor, are incorporated into this document by reference.

Section 12.2    Diverse Suppliers.

It is the policy of JPMC through its Supplier Diversity initiative that certified minority business enterprises (“MBEs”), women business enterprises (“WBEs”), Disabled Business Enterprises (“DBEs”), and Veteran Business Enterprises (“VBEs”) (collectively “Diverse Suppliers”), shall have equal opportunity to bid on JPMC contracts and to participate in the performance of contracts for goods and services with JPMC and its prime suppliers. Specific to this Agreement, the utilization goal for Diverse Suppliers is five percent (5%) of the third-party procurement spend related, directly or indirectly, to this Agreement. On an ongoing basis, Supplier shall:

(a)           identify the actions, programs or efforts to be undertaken to seek to comply with the stated policy regarding the goods and services specifically identifiable to the work to be performed under this Agreement.

(b)           identify procurement opportunities that may exist relating to this Agreement that include, or may include, Diverse Supplier participation in the direct production or distribution of Supplier’s products or services (collectively, “Direct Opportunities”).

(c)           identify indirect products and services that Supplier purchases to run its day-to-day operations that may be purchased from Diverse Suppliers (collectively, “Indirect Opportunities”).

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(d)           submit a Second-Tier Quarterly Report (“Report”) using JPMC’s online reporting system within six (6) weeks after the end of each calendar quarter (i.e., May, August, November, and February of each year). Screen shots of the Direct Method Online Report Form and the Indirect Method Online Report Form are attached to this Agreement as Direct Method Online Report Form Exhibit and the Indirect Method Online Report Form Exhibit. The Report will list all certified Diverse Suppliers that Supplier utilized through Direct Opportunities or will provide an accounting of the indirect dollars allocated to JPMC as calculated from the “percent of sales” methodology, during the previous quarter and any other information as JPMC may request from time to time. Supplier’s contact for the Report is James Sutton at e-mail address james.sutton@jpmc.com JPMC will provide Supplier with a log-in name and password to access the on-line reporting system as well as instructions to complete the Report. Supplier is also encouraged to list all efforts made during the quarter to increase their support of Diverse Suppliers. Supplier will contact a representative from JPMC’s Supplier Diversity group using the contact information as set forth in the Report to receive an explanation of the quarterly reporting process. For information regarding JPMC certification requirements, please contact a Supplier Diversity representative or visit the JPMC Supplier Diversity website at www.jpmorganchase.com/supplierdiversity. All Diverse Suppliers submitted as Second Tier Direct are requested to register in the JPMorgan Chase Supplier Diversity Network (SDN).

Without in any way limiting what constitutes a material breach under this Agreement, it is acknowledged by Supplier that failure to comply with this provision may constitute a material breach.

ARTICLE 13

DISPUTE RESOLUTION

Section 13.1    Dispute Resolution.

Except where injunctive or other equitable relief is being sought by a party, neither party will invoke formal dispute resolution procedures other than in accordance with this Section 13.1. Either party may give the other party notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of that notice, the receiving party will provide a written response. Within fifteen (15) days after delivery of the receiving party’s written response, executives of the parties who have authority to resolve the dispute will meet to attempt to resolve the dispute. All reasonable requests for information will be honored. If the matter has not been resolved within forty-five (45) days after the disputing party’s initial notice, or if the executives fail to meet within fifteen (15) days of the date of the receiving party’s response, either party may commence legal action with respect to the dispute or claim. All negotiations pursuant to this Section 13.1 will be confidential and treated as compromise and settlement negotiations for purposes of all similar rules and codes of evidence of applicable legislation and jurisdictions.

Section 13.2    Immediate Injunctive Relief.

Supplier acknowledges that JPMC will be irreparably harmed and Section 13.1 will not apply if Supplier breaches (or attempts or threatens to breach) certain terms and conditions hereof which are not generally remedied or would not be fully-remedied or compensated by monetary damages including, without limitation: (a) its obligation to provide Transition Services as provided in Section 2.6, (b) its obligation of continued performance in accordance with Section 13.3, (c) its obligations under Section 3.6, or (d) its obligations with respect to privacy, data security or Confidential Information. If a court of competent jurisdiction finds that Supplier has breached (or attempted or threatened to breach) any such obligations, Supplier agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief, it will not oppose the entry of an appropriate order compelling performance by Supplier and restraining it from any further breaches (or attempted or threatened breaches).

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Section 13.3    Continued Performance.

If a dispute is being resolved before the applicable Schedule expires, each party will, unless otherwise directed by the other party, continue performing its obligations to the other party (other than JPMC’s obligation to pay amounts disputed in good faith).

Section 13.4    Governing Law; Jurisdiction.

This Agreement will be governed by and construed in accordance with the applicable laws of the State of New York, without giving effect to the principles of that State relating to conflicts of laws. Each party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in, and will be subject to the service of process and other applicable procedural rules of, the State or Federal courts in the state of New York, and each party irrevocably submits to the sole and exclusive personal jurisdiction of the courts in New York, generally and unconditionally, with respect to any action, suit or proceeding brought by it or against it by the other party. Notwithstanding the foregoing, claims for equitable relief may be brought in any court with proper jurisdiction within the United States. The United Nations Convention on the International Sale of Goods does not apply to the transactions contemplated by this Agreement. The Uniform Computer Information Transactions Act (“UCITA”) shall not apply to this Agreement or any Schedule regardless of when and howsoever adopted, enacted and further amended under the laws of the State of New York or any other state. If UCITA is adopted and enacted in the State of New York or any other state and, as a result of such adoption and enactment or any subsequent amendment thereto, the parties are required to take any action to effectuate the result contemplated by this Section, including amending this Agreement, the parties agree to take such action as may be reasonably required, including amending this Agreement accordingly.

Section 13.5    Waiver of Jury Trial.

Both parties agree to waive any right to have a jury participate in the resolution of the dispute or claim, whether sounding in contract, tort or otherwise, between any of the parties or any of then-respective affiliates arising out of, connected with, related to or incidental to this Agreement to the fullest extent permitted by law.

ARTICLE 14

GENERAL

Section 14.1    Interpretation.

Each party acknowledges that this Agreement has been the subject of active and complete negotiations, and that this Agreement should not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

Section 14.2    Assignment.

Neither party may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. However, JPMC may assign this Agreement, any Schedule, or any of its rights under each of the preceding, in whole or in part, without Supplier’s consent: (a) to any existing or future JPMC entity; or (b) to another JPMC Affiliate or to an acquirer or successor-in-interest to JPMC or one of its Affiliates in the case of a JPMC merger, acquisition, divestiture, consolidation or corporate reorganization (whether or not JPMC is the surviving entity). Any assignment or attempted assignment contrary to this Section 14.2 will be a material breach of this Agreement and null and void. This Agreement and each Schedule will be binding upon the successors, legal representatives and permitted assigns of the parties. For purposes of this Section 14.2, any merger or other combination by operation of law with respect to Supplier constitutes an assignment requiring consent hereunder.

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Section 14.3    Acquisition of Entity with Existing Relationship.

If any merger or acquisition results in JPMC and Supplier having in effect other agreement(s) with the same general subject matter as this Agreement or any Schedule(s), JPMC may, at its option: (a) terminate this Agreement or the other agreement(s) in whole or in part (and without JPMC having any liability or incurring any termination fees or other additional charges to Supplier); and (b) require Supplier to enter into Schedules or other appropriate documents to move Supplier’s delivery, license and services obligations, in whole or in part, from any terminated agreement to any continuing agreement. If JPMC does move obligations, JPMC will receive the benefit of any enterprise-wide pricing and any volume discounts even if the agreement containing that pricing or those discounts was terminated.

Section 14.4    Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile), each of which will be considered an original but all of which together will constitute one agreement.

Section 14.5    Disablement of Software and Hardware.

Except if and to the extent expressly necessary for performance of maintenance or any other servicing or support expressly authorized in writing by JPMC, in no event will Supplier, its agents or employees or anyone acting on its behalf, disable or interfere, in whole or in part, with JPMC’s use of any Deliverables or any software, hardware, systems or data owned, utilized or held by JPMC, its Affiliates or their respective customers without the written permission of a corporate officer of JPMC, whether or not the disablement is in connection with any dispute between the parties or otherwise. Supplier understands that a breach of this provision could cause substantial harm to JPMC and to numerous third patties having business relationships with JPMC.

Section 14.6     Nature of Licenses.

All rights and licenses granted by Supplier pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or any replacement Law) (the “Code”), licenses to rights to “intellectual property” as defined in the Code. The parties agree that each licensee, as licensee of those rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, if bankruptcy proceedings are brought by or against Supplier under the Code, each licensee will be entitled to retain all of its rights under this Agreement.

Section 14.7    Headings.

The headings in this Agreement are for convenience of reference only. They are not to affect the interpretation of this Agreement.

Section 14.8    Independent Contractors.

(a)           Supplier and JPMC will at all times be independent contractors. Neither party will have any right, power or authority to enter into any agreement for or on behalf of, or to assume or incur any obligation or liabilities, express or implied, on behalf of or in the name of, the other party. This Agreement will not be interpreted or construed to create an association, joint venture or partnership between the parties or to impose any partnership obligation or liability upon either party. Except as set forth in the applicable Schedule, each party’s employees, methods, facilities and equipment will at all times be under its exclusive direction and control.

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(b)          Supplier alone shall be responsible for all payments due to Supplier Personnel, including (where applicable) wages, reimbursement of expenses, remittance to proper authorities of all required income and social security withholding taxes, unemployment insurance payments and taxes, disability insurance payments and taxes and all other wages, amounts or benefits owed or payable to, or on behalf of, such person. Supplier will be responsible for procuring, processing and handling all Supplier Personnel, including their salaries, wages and per diem and living allowances. In addition, Supplier shall take full responsibility for discharging all obligations imposed by Law including Worker’s Compensation Insurance payments, personnel customs duties, benefits under law or collective labor contracts, applying for and obtaining passports, visas and work permits required by the government of the country where Services are to be performed, arranging medical examinations and inoculations and complying with all other immigration requirements of the country where Services are to be performed and for any Losses (including fines, penalties and costs) incurred by JPMC by virtue of Supplier’s or a subcontractor’s failure to perform or properly perform such obligations.

Section 14.9    Insurance.

Supplier will, at its own cost and expense, maintain in full force and effect throughout the term of any Schedule (and thereafter as may be required hereunder) the insurance policies listed in the JPMC Insurance Exhibit attached hereto.

Section 14.10  No Modification.

No amendment, modification or change of this Agreement will be valid unless in writing and signed by an authorized representative of the party to be bound. No pre-printed information on invoices, purchase orders or shrink-wrap, click-wrap or browse-wrap agreements or the like will have any force or effect between the parties. Payment of an invoice does not constitute an agreement to the content of the invoice.

Section 14.11  Other Suppliers; Commitment.

This is not an exclusive agreement. Supplier acknowledges that JPMC uses (and reserves the right to continue to use) other suppliers to provide goods and services that are similar or related to the Deliverables. Supplier will, to the extent reasonably requested by JPMC, cooperate in good faith and in a timely manner with JPMC’s other suppliers to allow the suppliers to efficiently perform services for JPMC and its customers.

Section 14.12  Rights and Remedies Cumulative.

Unless expressly stated otherwise in this Agreement, all rights and remedies provided for in this Agreement will be cumulative and in addition to, and not in lieu of, any other remedies available to either party at law, in equity or otherwise. If JPMC has a choice of one action or another action, JPMC may take either or both of those actions.

Section 14.13  Severability.

If any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, that provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected, and each of those provisions will be valid and enforceable to the full extent permitted by law.

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Section 14.14  Subcontractors.

Supplier will not subcontract to any third party the provision of any Deliverable without; (a) notifying JPMC of the components of the Deliverables affected, the scope of the proposed subcontract, the identity and qualifications of the proposed subcontractor and the reasons for subcontracting the work in question; (b) causing the proposed subcontractor to agree in writing to perform and be subject to all of Supplier’s obligations under this Agreement (JPMC has the right to review any such agreement upon request); and (c) obtaining JPMC’s prior written approval of that subcontractor. JPMC may revoke its approval of any subcontractor by giving Supplier thirty (30) days’ prior notice describing a reasonable basis for the revocation. Notwithstanding any approval by JPMC, Supplier will remain solely responsible for all Deliverables and the obligations hereunder and under the Schedule(s) and will be liable for any subcontractor’s failure to perform or abide by the provisions of this Agreement.

Section 14.15  Third Party Beneficiaries.

Supplier acknowledges and agrees that each Recipient is an intended third party beneficiary of this Agreement and is entitled to rely upon all rights, representations, warranties and covenants made by Supplier in this Agreement to the same extent as if each of those Recipients were JPMC. All rights and benefits granted under this Agreement to JPMC will be deemed granted directly to JPMC and any Recipients. Otherwise, no third party will be deemed to be an intended or unintended third party beneficiary of this Agreement.

Section 14.16  Waivers.

The failure of either party to enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver to any extent of that party’s right to assert or rely upon any provision of this Agreement or right in that or any other instance. A delay or omission by JPMC or Supplier to exercise any right or power under this Agreement will not be construed to be a waiver of that right or power. All waivers must be in writing and signed by the party waiving rights.

Section 14.17  No Liens.

Supplier will not and will not permit Supplier Personnel to file any mechanic’s or materialman’s liens or any security interests on or against property or realty of JPMC to secure payment under this Agreement. If any liens or interests arise as a result of Supplier’s action or inaction, Supplier will remove the liens at its sole cost and expense within ten (10) Business Days. The terms and conditions of this Section 14.17 shall survive the expiration or termination of this Agreement.

Section 14.18  Disaster Recovery Plan for Services.

(a)           Throughout the Term, Supplier will maintain a disaster recovery plan (a “DRP”) to provide the Services, together with Supplier’s capacity to execute the DRP. The DRP will, at a minimum, conform to the standards set by the Federal Financial Institutions Examination Council (if applicable) or be as acceptable to JPMC, as well as any additional requirements set forth in the applicable Schedule. Any breach of this Section will be deemed a material breach of this Agreement.

(b)           Within five (5) days after signing the applicable Schedule and on an annual basis thereafter, Supplier will provide JPMC with an executive summary of Supplier’s then-current version of the DRP.

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(c)           Supplier will perform disaster recovery tests at least annually. Supplier will provide JPMC a written description of all DRP test results in sufficient detail to allow JPMC to assess the success of each test.

(d)           Upon the occurrence of any disaster requiring use of the DRP, Supplier will promptly: (i) notify JPMC of the disaster; and (ii) provide JPMC access to the Services in a manner that is at least equal to the access provided to Supplier’s other customers. If JPMC determines that Supplier has not complied or cannot comply with the provisions of this Section or implement the DRP quickly enough to meet JPMC’s needs, Supplier will promptly assist and support JPMC in obtaining the Services from an alternate provider.

Section 14.19  Force Majeure.

Each party shall be excused from performance under this Agreement and shall have no liability to the other party for any period it is prevented from performing any of its obligations, in whole or in part, as a result of material delay caused by the other party or by an act of God, war, terrorism, civil disturbance, court order (except for such court order as may prohibit JPMC’s payment for the Deliverables provided hereunder), or natural disaster (each, a “Force Majeure Event”), but specifically excluding: (a) labor and union-related activities, and (b) the non-performance of any Supplier Personnel (unless such non-performance is due to a Force Majeure Event). If any of the above-enumerated circumstances prevent, hinder or delay performance or are expected to hinder or delay performance of Supplier’s obligations hereunder for more than ten (10) calendar days, JPMC may, at its option, terminate this Agreement (in whole or in part) without liability or penalty as of the date Supplier receives written notice of termination.

Section 14.20  Entire Agreement.

This Agreement, including the Exhibits attached to this document, and every Schedule executed under this Agreement are fully incorporated into this Agreement and constitute the entire agreement of the parties, superseding all prior agreements and understandings as to the subject matter hereof, notwithstanding any oral representations or statements to the contrary. Any JPMC rights not expressly granted are reserved by JPMC.

Duly authorized representatives of each of the parties have executed this Master Services Agreement as of the Agreement Effective Date.

JPMORGAN CHASE BANK,		CompoSecure, LLC
NATIONAL ASSOCIATION

By:	/s/ James M Anderson	By:	/s/ Michele Logan

Name:	James M Anderson	Name:	Michele Logan

Title:	VP	Title:	VP, General Manager

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